Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (together with its Exhibits, this “Agreement”) is made as of the 20th day of March, 2020 (the “Signing Date”), by and between Diamond Offshore Drilling, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Marc Edwards (the “Executive,” and, together with the Company, a “Party”);

W I  T N E S S E T H:

WHEREAS, the Company wishes to continue to employ the Executive as the President and Chief Executive Officer of the Company and to continue to retain the Executive to serve as a member of the Company’s Board of Directors (the “Board”), and the Executive wishes to accept, as of the Effective Date, and agrees to such continued employment and continued service under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the Parties agree as follows:

1. Employment

Term. The Company shall employ the Executive under this Agreement, and the Executive shall accept such employment, for the Term. The “Term” shall commence on March 20, 2020 (the “Effective Date”) and shall end on the third anniversary of the Effective Date, subject to renewals thereafter, if any, upon mutual written agreement by the Parties. Notwithstanding the foregoing, the Executive’s employment hereunder, and the Term, may be terminated at any time in accordance with Section 6 below.

2. Duties	of the Executive and Place of Business.

(a)

Throughout the Term, the Executive shall continue to serve as the President and Chief Executive Officer of the Company and shall be nominated by the Company to serve as a member of the Board and shall continue to serve as a member of the Board if elected to such position, as is the intention of the Parties. Throughout the Term, the Executive shall also serve as the Chief Executive Officer of such other subsidiaries of the Company as the Board may require. As the President and Chief Executive Officer of the Company, the Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving in that position at an entity of the size and nature of the Company and shall have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time reasonably be assigned to him by the Board; and shall report solely and directly to the Company’s Board.

(b)

Throughout the Term, the Executive shall diligently and to the best of his abilities assume, perform, and discharge his duties and responsibilities hereunder as the President and Chief Executive Officer of the Company; and shall devote substantially all of his business time and effort to the business and affairs of the Company and its subsidiaries. However, nothing in this Agreement shall preclude the Executive from: (i) engaging in civic, charitable or community services or (ii) devoting a reasonable amount of time to private investments and personal affairs, so long as such activities or services do not interfere with the Executive’s responsibilities to the Company.

(c)

The Executive shall maintain a residence in the Houston, Texas metropolitan area during the Term. The Executive’s principal place of business shall be at the Company’s headquarters in the Houston, Texas metropolitan area.

3. Compensation.

(a)

During the Term, the Company shall pay the Executive an annualized base salary of $1,000,000.00 (the “Base Salary”). The Base Salary shall be paid in accordance with the regular payroll practices applicable to senior executives of the Company generally, but no less frequently than monthly. The Base Salary shall not be decreased without the Executive’s prior written consent.

(b)	(i)	For each calendar year (a “Performance Year”) during the Term, the Executive shall be entitled to receive an annual incentive cash award (an “Annual Bonus”) under the Company’s Incentive Compensation Plan for Executive Officers (or any successor plan) (the “Plan”) as set forth in this Section 3(b). The Executive’s Annual Bonus shall be based upon attainment of EBITDA or such other goals to be set annually by the Compensation Committee of the Board (the “Compensation Committee”) in consultation with the Executive (subject to adjustment in accordance with the Plan).

	(ii)	For each full Performance Year during the Term, unless otherwise established by the Compensation Committee in consultation with the Executive, the Executive’s threshold Annual Bonus (paid upon attainment of 50% of target) shall be $500,000, his target Annual Bonus (paid upon target) shall be $1,500,000, and his maximum Annual Bonus (paid upon attainment of 150% or more of target) shall be $2,500,000. Unless otherwise provided, linear interpolation shall be applied to determine payments in the event of performance falling between the levels stated in the prior sentence. Attainment of less than 50% of target will result in no Annual Bonus payment unless otherwise determined by the Compensation Committee. Notwithstanding the foregoing, the Compensation Committee may exercise negative discretion under the Plan to decrease or eliminate any portion of the Executive’s Annual Bonus for any Performance Year. The Executive’s target Annual Bonus will not be decreased without the prior written approval of the Executive.

	(iii)	Annual Bonus payments shall be made to the Executive in cash no later than corresponding bonus payments are made to senior executive officers of the Company generally, and in no event later than 70 days after the end of the Performance Year to which they relate.

(c)	(i)	Each calendar year during the Term, the Executive shall be granted a long-term incentive compensation award (an “LTIP Award”) with a target grant date fair value of not less than $3,500,000, that may take the form of cash, restricted stock units with respect to the common stock of the Company, other equity or equity-based awards or any combination thereof as determined in the discretion of the Compensation Committee.

	(ii)	The performance component (or “earn-out”) of each LTIP Award described in this Section 3(c) shall be subject to achievement of applicable performance goals (including strategic goals) to be set by the Compensation Committee, in consultation with the Executive. The level of performance against such goals shall govern the earn-out of the applicable LTIP Award based on the schedule in the table below unless otherwise determined by the Compensation Committee. Unless otherwise provided, linear interpolation shall be applied to determine payments in the event of performance falling between the levels stated in the table below.

% of Goal Achievement	Percent of Target Amount of LTIP Award Eligible to be Earned
50% (threshold)	67%
100% (target)	100%
150% or greater (maximum)	133%

Attainment of less than 50% of the goal will result in no portion of the LTIP Award being earned unless otherwise determined by the Compensation Committee. Notwithstanding the foregoing, the Compensation Committee may exercise negative discretion under the equity compensation plan to decrease or eliminate any portion of any LTIP Award.

(iii)

To the extent earned under paragraph (ii) above, any LTIP Award granted after the date hereof will vest as determined by the Compensation Committee but in no event over a period longer than four years from the date of grant or such earlier period consistent with the vesting schedule generally applicable to other senior executives of the Company.

(iv)

All rights with regard to unvested LTIP Awards (including LTIP Awards that have not yet been earned) shall, except to the extent otherwise provided in Section 6 or pursuant to the terms of the applicable Company plan or any agreement providing for the grant of an LTIP Award (“LTIP Award Agreement”) under which the LTIP Award is granted, terminate upon termination of the Executive’s employment with the Company.

(d)	All payments due to the Executive under this Agreement shall be subject to withholding as required by law or as authorized by the Executive in writing.

(e)

It is the Parties’ intention that all payments, benefits and entitlements received by the Executive under this Agreement and any LTIP Award Agreement be provided in a manner that does not impose any additional taxes, interest or penalties on the Executive with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Agreement and any LTIP Award Agreement shall be construed and administered in accordance with such intent. Each of the Parties has used, and will continue to use, its best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Parties agree to work together in good faith to amend this Agreement, and to structure any payment, benefit or other entitlement received by the Executive, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Agreement without violating any applicable requirement of Section 409A. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

4.    Other Benefits. During the Term, the Executive shall be entitled to participate in all benefit and perquisite plans, programs and arrangements of the Company that are made available to senior executives of the Company generally, in each case on terms and conditions no less favorable to the Executive than those that apply to other senior executives of the Company generally. The Executive’s entitlement to participate in any such plan, program or arrangement and the benefits provided thereunder shall, in each case, be subject to the terms and conditions of such plan, program or arrangement that apply to senior executives of the Company generally and nothing in this Agreement shall restrict the Company’s ability to amend or terminate any plan, program or arrangement. The Executive acknowledges that, unless otherwise determined by the Compensation Committee, he will not be receiving any grants of stock appreciation rights from the Company in connection with his employment.

5.    Expense Reimbursement. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable and customary travel and other business expenses he incurs in connection with carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies then applying to senior executives of the Company generally except that, without regard to such policies as may then be in effect, international air travel shall be by first class compartment. The Executive shall report all such expenditures not less frequently than monthly, accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

6.	Termination of Employment.

6.1	Death and Disability.

(a)	In the event that the Executive’s employment hereunder terminates due to his death or Permanent Disability (as defined below), the Term shall expire, and he shall be entitled to the following:

(i)

Except as otherwise provided in an award agreement, full vesting, as of the date the Executive’s employment terminates (the “Termination Date”), of all outstanding LTIP Awards with respect to which the applicable performance goals have been attained or are not required (and which were subject only to the continued employment requirement at the Termination Date).

(ii)

Except as otherwise provided in an award agreement, pro-rata vesting (based on the portion of the year which has elapsed as of the Termination Date), of those LTIP Awards outstanding and subject to the attainment of performance goals at the Termination Date, subject to and based upon the attainment of the applicable performance goals.

(iii)	Pro-rata payment of the Annual Bonus as if there had been achievement of 100% of the target as specified in Section 3(b)(iii) hereof.

(iv)	The benefits described in Section 6.6 below.

(b)

For purposes of this Agreement, the term “Permanent Disability” shall mean that the Executive has been unable, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for 90 days out of any 180 consecutive days.

6.2	Termination for Cause by the Company.

(a)

The Company may terminate the Executive’s employment hereunder for Cause. Prior to any such termination of employment for Cause, the Company shall provide the Executive with written notice of termination for Cause (a “Notice of Termination”). Prior to a termination of employment for Cause, the Executive shall be provided with an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive). A termination of employment for Cause shall require a resolution duly adopted by the Board finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause provided in Section 6.2(c) hereof.

(b)

In the event that the Executive’s employment hereunder is terminated for Cause in accordance with Section 6.2(a), the Term shall expire and he shall be entitled only to the benefits described in Section 6.6.

(c)

For purposes of this Agreement, “Cause” shall mean that: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony, (ii) the Executive engages in conduct that constitutes either (x) a material and willful breach of this Agreement, (y) willful, or reckless, material misconduct in the performance of the Executive’s duties under this Agreement, or (z) willful, habitual neglect of the Executive’s material duties under this Agreement; provided, however, that for purposes of clauses (ii)(y) and (ii)(z) of this paragraph, Cause shall not include any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he is not legally entitled).

6.3	Termination by the Company Without Cause / Termination by the Executive for Good Reason.

(a)

In the event that the Executive’s employment hereunder is terminated during the Term either (x) by the Company other than for Permanent Disability or due to the Executive’s death in accordance with Section 6.1 or for Cause in accordance with Section 6.2 or (y) by the Executive with Good Reason in accordance with Section 6.3(b) (and within thirty (30) days following the expiration of the cure period set forth in Section 6.3(b)), the Term shall expire and the Company shall provide the Executive with the following (in lieu of separation payments under any other Company severance plan, policy or arrangement):

(i)

A pro-rata Annual Bonus for the year in which the Termination Date occurs (based upon the portion of the year in which the Executive was employed by the Company), based on actual performance for the year in which the Termination Date occurs, as approved and certified by the Compensation Committee, paid on the date that it would have been paid if the Executive’s employment hereunder had not terminated.

(ii)

(A)    Separation payments at a rate of $208,333 per month, commencing with the month following the month in which the “Revocation Period” as defined in the release referred to in Section 6.3(d) ends (and thereafter on the first Company payroll date of each month), but subject to deferral as provided in Section 6.3(d) and Section 6.7 hereof, with such separation payments to be made in substantially equal installments, not less frequently than monthly, through the earlier of (x) the end of the then scheduled Term or (y) twenty-four (24) months following the Termination Date; provided, however, that for terminations in the last year of the Term, such payments shall be made for twelve (12) months following the Termination Date. Notwithstanding the foregoing, the first payment made pursuant to this paragraph will include all amounts that would have been due if such payments commenced immediately upon the Termination Date and any payments thereafter will continue as otherwise provided herein.

(B)    Notwithstanding the preceding, in the event that the Executive’s employment with the Company is terminated by the Company without

Cause or by the Executive with Good Reason during the three (3) month period immediately preceding and the twelve (12) month period immediately following a Change in Control (as defined below), then instead of the separation payments described in the immediately preceding paragraph, the Executive will instead be entitled to receive a lump sum amount equal to the product of two (2) times the sum of (x) the Executive’s Base Salary, (y) the Executive’s target Annual Bonus opportunity, and (z) the Executive’s target LTI Award opportunity.

(iii)

Except as otherwise provided in an award agreement, continued eligibility for vesting of those LTIP Awards outstanding and subject to the attainment of performance goals at the Termination Date, subject to and based upon the attainment of the applicable performance goals, and full vesting of any LTIP Awards with respect to which the applicable performance goals have been attained or are not required and which are subject only to time-vesting requirements as of the Termination Date.

(iv)

The Executive and his dependents shall be entitled to continued participation (at the Company’s expense), for a period of twenty four (24) months following the Termination Date (which shall be concurrent with any health care continuation benefits under COBRA), in the group medical plan of the Company in which they were participating as of such date.

(v)

The Company shall, at its sole expense as incurred provide the Executive with customary outplacement services commensurate with Executive’s position but in no event shall the provision of such services exceed twelve (12) months or $25,000.

(vi)	The benefits described in Sections 6.6.

(b)

“Good Reason” shall mean the occurrence of any of the following events, without the Executive’s prior written consent and without cure by the Company within thirty (30) days after the Executive gives written notice of such event to the Company requesting cure, such notice to be given within ninety (90) days after the Executive learns that such event has occurred: (i) the assignment to the Executive of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Effective Date, (ii) actions by the Company that have resulted in a substantial diminution in his position, authority, duties or responsibilities as compared to his position, authority, duties or responsibilities at the Effective Date; (iii) a substantial breach by the Company of any material obligation to the Executive, under this Agreement; (iv) any failure to elect or appoint the Executive as President and Chief Executive Officer of the Company or to maintain him in such position throughout the Term; (v) any reduction in Base Salary or target Annual Bonus opportunity from the amounts set forth in Sections 3(a) and 3(b) hereof, (vi) any failure by the Company to nominate the

Executive as a director at each election during the Term in which his board seat is up for election or reelection as applicable; or (vii) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction.

(c)	For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)

the acquisition (other than from the Company) by any person, entity, or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, a Designated Holder, the Company or its subsidiaries, any employee benefit plan of the Company or its affiliates), including through a merger, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either the then-outstanding ordinary shares or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors;

(ii)

during any period of twelve consecutive months, individuals who, at the beginning of such period constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director during such period whose election, or nomination for election by the Company’s shareholders was approved by representatives of a Designated Holder or a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) will be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii)

the consummation by the Company of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportions relative to each other as immediately prior to the transaction; provided, however that a transaction in which a Designated Holder transfers its shares to public shareholders through a spinoff or other similar transaction will not be a “Change in Control” for purposes of this Agreement;

(iv)	the consummation of the sale or disposition by the Company of all or over seventy-five percent (75%) of the Company’s assets, or

(v)	the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company.

As used in this definition of Change in Control, a “Designated Holder” means Loews Corporation or any of its controlled affiliates, or any fund or account managed, advised or controlled by Loews Corporation or any of their respective controlled affiliates.

Notwithstanding the foregoing, to the extent that any compensation hereunder constitutes a deferral of compensation subject to Section 409A of the Code, and if that compensation provides for a change in the time or form of payment upon a Change in Control, then, solely for purposes of applying such change in time or form of payment provision, a Change in Control shall be deemed to have occurred upon an event described in this Section 6.3(c) only if the event would also constitute a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

(d)

Upon termination of his employment hereunder in a termination governed by this Section 6.3, the Executive shall be entitled to the benefits described in Section 6.3(a), but only if, except in the case of benefits described in Section 6.6, he executes, and delivers to the Company within 21 days after the Termination Date, or such other period as required by law, a Release substantially in the form attached hereto as Exhibit A, which Release he does not revoke during the “Revocation Period” as defined in such Release.

6.4

Voluntary Resignation by the Executive. In the event that the Executive terminates his employment hereunder prior to the then-scheduled expiration of the Term, other than in a termination governed by Section 6.1 or 6.3, the Term shall expire and he shall be entitled only to the benefits described in Section 6.6.

6.5

Expiration of Term. Upon the expiration of the Term on the third anniversary of the Effective Date (or on such later expiration date as the Parties may have agreed upon in accordance with Section 1), this Agreement shall terminate and, to the extent that the Executive remains employed by the Company following such date his employment shall be “at will.”

6.6	Any Termination of Employment.

(a)	Upon any termination of the Executive’s employment hereunder, the Company shall provide the Executive:

(i)	Unpaid Base Salary through the Termination Date paid no later than the next following payment date in accordance with the Company’s normal payroll payment practices.

(ii)

The balance of any unpaid Annual Bonus in respect of any Performance Year that ended on or before the Termination Date, paid on the date that it would have been paid if the Executive’s employment hereunder had not terminated (or, if such date has already passed, as soon as practicable following the Termination Date).

(iii)

Other or additional benefits in accordance with the then applicable terms of any applicable Company Arrangement, provided that this shall not result in a duplication of benefits or payments to the Executive or his beneficiaries, as the case may be.

(b)	For purposes of this Agreement, “Company Arrangement” shall mean any plan, program, corporate governance document, policy, agreement or other arrangement of the Company or any of its subsidiaries.

(c)

Upon any termination of his employment hereunder, the Executive shall be deemed to have resigned from all offices, and Board memberships, that he holds pursuant to this Agreement, and the Executive shall promptly execute any documents reasonably requested by the Company to evidence or effectuate such resignation.

(d)

Upon any termination of employment hereunder, Executive shall continue to be bound by the covenants set forth herein at Sections 7 through 13 (and the other related provisions of this Agreement) subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.

(e)

No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or otherwise, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of (x) any Claim that the Company or its affiliates may have against him or (y) any remuneration or other benefit earned or received by the Executive after such termination. For purposes of this Agreement, “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

6.7

Section 409A. All payments to be made to the Executive hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein for such payments to be made, except as otherwise permitted or required under Section 409A. The date of the Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h) (1) (ii)), shall be treated as the date of the Executive’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder upon the Executive’s termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A. In addition, no such payment or distribution of deferred compensation shall be made to the Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service”, or (b) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of Section 409A and if such delayed commencement is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to the Executive in a lump sum upon the first business day immediately following the earlier of (x) the expiration of such six (6) month period or (y) the Executive’s date of death, without interest. Each individual installment payment that becomes payable under this Agreement, including each payment under Section 6.3(a)(ii), shall be treated as a right to receive a series of “separate payments” for purposes of Section 409A and Treasury Reg. §1.409A-2(b)(2)(iii). To the extent that the payment or reimbursement of any expense or the provision of any in-kind benefits under this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) the payment or reimbursement of such expenses or the provision of in-kind benefits in one of the Executive’s taxable years shall not affect the payment or reimbursement of any expense or payment of in-kind benefits in any other taxable year of the Executive; (ii) any payment or reimbursement for expenses under this Agreement shall be made in accordance with the Company’s applicable plans and policies as soon as soon as administratively practicable after such expense has been incurred, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) any such payment or reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

7.    Confidentiality    The Executive agrees that, during the Term and at all times thereafter, he shall not reveal or utilize Confidential Information (as defined in this Agreement) that he acquired during the course of or as a result of his employment with the Company and that relates to (x) the Company and any of its subsidiaries or affiliates or (y) any of the Company’s and its subsidiaries’ or affiliates’ customers, employees, agents and vendors. The Executive acknowledges that all such Confidential Information is commercially valuable and is the property of the Company. Upon the termination of his employment hereunder, the Executive shall immediately return all such Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding anything elsewhere to the contrary, the Executive (a) may disclose Confidential Information (i) to the Company and its subsidiaries and affiliates, or to any authorized agent or representative of any of them, (ii) in confidence to any attorney or accountant actually retained by Executive for the purpose of securing professional advice (but not the Company’s privileged information), or (iii) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with jurisdiction to order him to divulge, disclose or make accessible such information, and (b) may disclose or use Confidential Information (i) with the Company’s prior written consent, (ii) in connection with performing his duties hereunder or (iii) in connection with any Proceeding under Section 14 or 21. In the event that the Executive is required to disclose any

Confidential Information pursuant to clause (a)(iii) or (b)(iii) of the immediately preceding sentence, he shall (A) promptly give the Company advance notice that such disclosure may be made and (B) not oppose and affirmatively cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information. For purposes of this Agreement “Confidential Information” shall mean information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property and including, without limitation, information relating to data, finances, marketing, pricing, profit margins, claims, legal matters, loss control, marketing and business plans, software, processing, vendors, administrators, customers or prospective customers, products, brokers and employees), other than information, knowledge or data that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive’s breach of this Section 7, or (y) is known or generally available to the public. Notwithstanding anything to the contrary herein, nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by the preceding sentence, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.

8.    Competition. The Executive hereby agrees that, during the Term and for 12 months thereafter, he will not, individually or jointly with others, directly or indirectly, perform services for, prepare or take steps to prepare to perform services for, or otherwise have any involvement with (other than in connection with performing services hereunder), in each case, whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise, any Person that competes (whether directly or indirectly) with the Company or its subsidiaries in the Business anywhere in the world as of the Termination Date (any such Person, a “Competitor”); provided, however, that the Executive may in any event own up to a 2% passive ownership interest in any public entity or through a private, non-operating investment vehicle and may become employed by or otherwise affiliated with a Competitor if the Executive works in a business unit thereof that does not compete with the Company or any subsidiary in connection with the Business and he does not communicate about the Business with any employee in a business unit of such Competitor that does so compete with the Company or any of its subsidiaries. For purposes of this Agreement, the term “Business” shall mean the offshore oil and gas drilling business. Upon the written request of the Executive, the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 8; provided that the Board may require the Executive to provide such information as the Board reasonably determines to be necessary to make such determination; and provided, further that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Board may reasonably determine.

9.    Solicitation/Hire. The Executive agrees that, during the Term and for 24 months thereafter, he will not, individually or jointly with others, directly or indirectly, (a) solicit any individual (other than his own personal assistant) who is then an employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company or its subsidiaries or to accept employment elsewhere, other than in connection with terminating, or altering, the employment of such employee in connection with performing services hereunder, or (b) hire or offer to hire any such employee. Notwithstanding the foregoing, if the Executive places general advertisements seeking to hire individuals and such advertisements are not targeted at employees of the Company or its subsidiaries, such placement of advertisements, by itself, shall not be treated as a solicitation under this Section 9.

10.    Non-interference. The Executive agrees that, during the Term and for 24 months thereafter, he will not, individually or jointly with others, directly or indirectly, other than in connection with performing services hereunder and in the interest of the Company, (a) solicit any Person that to his knowledge had a business relationship with the Company or its subsidiaries or from which the Company or any subsidiary solicited business, in either case, at any time during the 12-month period preceding the Termination Date to terminate, reduce or adversely change any such business relationship, or (b) conduct business with any such Person on behalf of himself or any third party to the extent that such business relates to the Business of the Company or any of its subsidiaries.

11.    Return of Materials. The Executive shall, at any time upon the written request of a duly authorized officer of the Company, and in any event immediately following the Termination Date, return and surrender to the Company all property of the Company, including but not limited to originals and all copies, regardless of medium, of property belonging to the Company created or obtained by the Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information; provided, however, that the Executive shall be under no obligation to return written materials acquired from third parties that are generally available to the public. Notwithstanding anything to the contrary in this Agreement or elsewhere, the Executive shall be entitled to retain: (i) his home computer, (ii) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books (including information on personal and professional contacts in whatever form maintained), (iii) information relating to his compensation or to reimbursement of expenses, (iv) information that he reasonably believes may be needed for tax purposes, and (v) any other documents or information that relate to his personal entitlements or obligations.

12.    Non-Disparagement. The Executive agrees that he shall not make any public statement at any time during or after the Term that disparages the Company, its subsidiaries or affiliates, or any of their respective officers or directors. Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prevent the Executive from making any truthful statement to the extent (i) reasonably necessary in connection with any litigation, arbitration or mediation, (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such Person to disclose or make accessible such information or (iii) reasonably necessary to respond publicly to an incorrect or disparaging public statement made by the Company or its subsidiaries or by any officer or director thereof.

13.	Scope of Covenants.

(a)

The Executive acknowledges that: (i) as a senior executive of the Company, he will have access to confidential information concerning the entire range of businesses in which the Company and its subsidiaries were and are engaged; (ii) that the Company’s and its subsidiaries’ businesses are conducted world-wide; and (iii) that the Company’s and its subsidiaries’ confidential information, if disclosed or utilized without its authorization, would irreparably harm the Company and its subsidiaries in: (1) selling new business; (2) maintaining and establishing existing and new relationships with employees, agents, brokers and vendors; and (3) other ways arising out of the conduct of the businesses in which the Company and its subsidiaries are engaged.

(b)

To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (i) the scope of this Agreement be world-wide; (ii) its breadth include those segments of the entire offshore oil and gas drilling industry in which the Company and its subsidiaries conduct business; and (iii) the duration of the restrictions upon the Executive be as indicated herein.

(c)

The Executive agrees that the provisions of Sections 7, 8, 9, 10, 11 and 12 of this Agreement, and the Company’s enforcement of them, are reasonably necessary to protect the Company’s and its subsidiaries’ legitimate business and property interests and relationships, especially those that he was responsible for developing or maintaining.

(d)

If any one or more of the provisions contained in Sections 7, 8, 9, 10, 11 or 12 shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

14.    Equitable Relief. Each Party agrees that any actual or threatened breach of the covenants set forth in Sections 7, 8, 9, 10 11 or 12 above could cause the other Party irreparable harm. Therefore, in the event of any actual or threatened breach by either Party (the “Breaching Party”) of the provisions of Sections 7, 8, 9, 10 11 or 12 above, the other Party shall be entitled to seek, through arbitration in accordance with Section 21 or from any court with jurisdiction over the matter and the defendant(s), temporary, preliminary and/or permanent equitable/injunctive relief restraining the Breaching Party from violating such provisions and to seek, in addition, but solely through arbitration in accordance with Section 21, money damages, together with any and all other remedies available under applicable law.

15.	Representations.

(a)

The Executive represents and warrants to the Company that he (i) has the legal right to enter into this Agreement and to perform all of the obligations to be performed by him hereunder in accordance with its terms and (ii) is not a party to any agreement or understanding, written or oral, that would prevent him from entering into this Agreement or performing his obligations under it. The Executive represents and warrants to the Company that he is not a party to any non-compete or non-solicitation obligations with any Person which would be violated by performing his duties hereunder.

(b)

The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree, or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

16.	Indemnification/D&O Insurance.

(a)

If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all reasonable and appropriately documented costs, expenses, liabilities and losses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or of any of its subsidiaries or other Person and shall inure to the benefit of his heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all appropriately documented costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any such Proceeding or Claim, any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amounts advanced to the extent that he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement or elsewhere shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Proceeding” shall mean any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(b)

The Company shall maintain directors and officers liability insurance covering the Executive in his respective capacities as an officer and director of the Company (and, if applicable, of any of its subsidiaries) on the same basis that the Company provides such insurance to other officers and directors of the Company generally.

17.     Severability. Each of the terms and provisions of this Agreement shall be deemed severable in whole and in part. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

18.	Assignment.

(a)	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(b)

No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement.

(c)

No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. In the event that Executive dies before all payments he may be entitled to have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.

19.	Miscellaneous.

(a)

This Agreement shall be governed, interpreted, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Texas (without regard to choice of law or conflict of laws principles), to the extent not displaced by federal law.

(b)

Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, with respect to such subject matter.

(c)

No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived. In the event of any conflict between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(d)

To the extent necessary to effect the purposes of this Agreement, the respective rights and obligations of the Parties (including, without limitation, those set forth in Sections 6 through 17 above, and 22 below) shall survive any termination or expiration of the Term or termination of the Executive’s employment.

(e)

All numbers and headings contained in this Agreement are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained in this Agreement.

20.    Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 20) or (z) on the first business day after it is sent by facsimile to the facsimile number (if any) set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 20), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 20.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Attn: Corporate Secretary

If to the Executive:

The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his office in Houston, Texas.

21.    Arbitration of All Disputes. Any Claim between the Executive and the Company or any of its subsidiaries or affiliates, including any Claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company or any of its subsidiaries, the Executive’s employment with the Company, or any termination thereof (a “Covered Claim”) shall (except to the extent otherwise provided in Section 14 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Houston Texas, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 21. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

22.	Section 280G.

(a)

In the event that any payment or benefit made or provided to or for the benefit of the Executive under this Agreement, or under any plan, agreement, program or arrangement of the Company, by any Person effecting a change in control of the Company (a “280G Change in Control”), or any affiliates of any of the foregoing (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code, or any comparable state or local tax provision, the Company shall reduce the amount of such Payment to the greatest amount that can be paid to the Executive without any portion of the Payment being subject to the Excise Tax; provided however, that such reduction shall be made only to the extent that the reduction results in the Executive retaining a greater “After Tax Amount” (as defined below) of the Payments following the reduction than the After Tax Amount of the Payments the Executive would have retained if no such reduction had taken place. For purposes of the foregoing, (i) the “After Tax Amount” of the Executive’s Payments, as computed with and as computed without the reduction provided for in this Section 22, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including any federal, state or local income taxes, the Excise Tax or other excise taxes, any employment, social security or Medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the applicable 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid, and in the case of any income taxes, by using the combined federal, state and (if applicable) local income tax rates then in effect under such laws. The determination of whether any Payment is subject to the Excise Tax and, if so, the amount of any reduction shall be made by an independent, nationally recognized United States public accounting firm (the “Auditor”). The Auditor shall be selected by the Company (subject to the Executive’s approval, which shall not be unreasonably withheld or delayed), and shall be paid for by the Company. Such determination shall be made no later than fifteen (15) days following the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. The Auditor shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to the Executive and to the Company. In the absence of manifest error, the determinations made by the Auditor hereunder shall be binding upon the Executive and the Company. The Parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for any Excise Tax.

(b)

Any reductions in the Executive’s Payments required to be made pursuant to this Section 22 above shall be made in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will next be reduced; (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Within ten (10) days following such determination hereunder, the Company shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the Executive such amounts as become due to the Executive under, and in accordance with the terms of, this Agreement.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Signing Date.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Aaron Sobel
Name: Aaron Sobel
Title: Vice President, Human Resources & Administration

MARC EDWARDS

By:	/s/ Marc Edwards

EXHIBIT A

FORM OF RELEASE

THIS RELEASE OF CLAIMS (this “Release”) is entered into as of             [the date the Executive signs this Release following a termination without Cause or a resignation for Good Reason] (the “Release Date”), by and between Marc Edwards (the “Executive”) and Diamond Offshore Drilling, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement by and between the Company and the Executive, dated as of March 20, 2020 (the “Employment Agreement”).

1.    Release.

(a)    The Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with the Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company, its parents, subsidiaries, and each of their respective successors, assigns, officers, directors, and employees (collectively, the “Company Released Parties”) from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Release Date, and that arise out of or relate to the Executive’s employment with or services for the Company or its subsidiaries, or the termination of such employment or services, other than the right to payment or benefits under Section 6 of the Employment Agreement, for which execution of this Release is, in part, a condition precedent, and the right to indemnification, advancement of expenses and insurance pursuant to Section 16 of the Employment Agreement. Notwithstanding the foregoing, this release does not apply (i) to any vested benefits under any benefits plan, program, policies or agreements of the Company or any of its affiliates which the Executive may have as may be in effect from time to time; (ii) to the Executive’s right to obtain contribution as permitted by law in the event of any judgment against the Executive as a result of any act or failure to act for which the Executive and the Company (or any of its subsidiaries or affiliates) are held jointly liable; (iii) to any rights the Executive holds as an individual stockholder of the Company; (iv) to any claim that cannot be waived by law; (v) to the Executive’s right to enforce the terms of this Release; and (vi) to any right or claim that arises after the date of the execution of this Release.

(b)    The claims released by the Executive include, to the extent set forth in Section 1(a), any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the Sarbanes-Oxley Act, as amended, the Dodd-Frank Act, as amended and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including but not limited to any claims in any way arising from or derivative of the Executive’s employment with the Company or any of its subsidiaries or the termination of such employment, as well as any claims under state contract or tort law or otherwise.

2.    Representation by the Executive. The Executive represents that he has not been convicted of, or pleaded guilty to or nolo contendere to, any felony and has not engaged in conduct that constitutes Cause under the Employment Agreement.

3.    Incorporation of Specific Provisions. The following Sections of the Employment Agreement shall be deemed incorporated by reference in this Release and shall be treated as if set forth in full herein, except that references in them to this “Agreement” shall be deemed to be references to this “Release”: Sections 19(a), 19(b), 19(c), 19(e), 20, 21 and 23.

4.    Review and Revocation Period. The Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. The Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. The Executive further represents that he has had 21 days to review this Release. If the Executive has executed this Release in fewer than 21 days after its delivery, the Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. The Executive may revoke his acceptance of this Release within seven days after he has signed it and delivered it to the Company (the “Revocation Period”) by sending written notice to the Company that the Executive wishes to revoke his acceptance of it and not be bound by it. If the Executive timely revokes this Release, the Company shall have no obligation to provide to the Executive the benefits described or referenced in Sections 6.3(a) of the Employment Agreement (other than those described in Section 6.6). This Release shall become effective on the seventh (7th) day after the Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence. This Release shall be null and void if not countersigned by the Company, and delivered to the Executive, within seven (7) days after the expiration of the Revocation Period.

5.    Permissible Disclosure of Confidential Information. Nothing in this Release restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving his right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to the Employment Agreement. This Release does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of the Company to engage in conduct protected by this Section 5, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date and year first above written.

Marc Edwards

Date:

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title: